Exhibit 99.1

For Immediate Release

Media Contact
pressinquiries@truecar.com
Alison Sternberg
424-258-8771
asternberg@truecar.com

TrueCar Acquires DealerScience

SANTA MONICA, Calif & BOSTON, Mass., (December 7, 2018) - TrueCar, Inc. (NASDAQ: TRUE), and DealerScience, LLC announced today that TrueCar has acquired DealerScience, the automotive retail industry’s leading provider of advanced digital retailing software tools.

DealerScience will operate as a subsidiary of TrueCar, focused on product development, sales and customer training.  Dealer customers of TrueCar and DealerScience can expect to see improvements that enable them to expedite vehicle desking, calculate accurate monthly payments and streamline the consumer experience from shopping to showroom.

"Consumers expect to be able to configure more elements of their car deal online and they want greater transparency and validation of the elements of their car deal," said Chip Perry, TrueCar's president and chief executive officer. "We believe that dealers that place DealerScience's state-of-the-art digital retailing tools on their own websites, in their showroom and within TrueCar's marketplace will be well positioned to generate strong growth and profitability."

"I am excited to see DealerScience join forces with TrueCar," said Andrew Gordon, DealerScience's founder. "Our two companies share a common passion for helping both consumers and dealers leverage technology through strong product innovation and customer service. Together, we are intent on ensuring that customers of both DealerScience and TrueCar continue to benefit from the expertise and pace of innovation that they have come to depend on and trust. We also expect to provide to both companies' dealers improved data products and services enabled by the combination of TrueCar and DealerScience."

"Today, many dealers are embracing digital retailing and it is clearly a wave of the future," said Perry. "We believe that it is important as a third-party provider to enable dealers to participate in this trend in a way in which they maintain control of the timing and content of F & I offers and products provided to their customers through digital retailing tools."

DealerScience will maintain its team, led by Gordon, who will assume a new role as VP of Digital Retailing at TrueCar. DealerScience's headquarters will remain in Boston.

About TrueCar
TrueCar, Inc. (NASDAQ:TRUE) is a digital automotive marketplace that provides comprehensive pricing transparency about what other people paid for their cars and enables consumers to engage with TrueCar Certified Dealers who are committed to providing a superior purchase experience. TrueCar operates its own branded site and its nationwide network of more than 16,000 Certified Dealers also powers car-buying programs for some of the largest U.S. membership and service organizations, including USAA, AARP, American Express, AAA and Sam’s Club. Over one half of all new car buyers engage with the TrueCar network during their purchasing process. TrueCar is headquartered in Santa Monica,

California, with offices in San Francisco and Austin, Texas. For more information, please visit www.truecar.com, and follow us on Facebook, Instagram, Twitter and get updates on our blog.

TrueCar media line: +1-844-469-8442 (US toll-free) | Email: pressinquiries@truecar.com

About DealerScience
DealerScience, LLC is the leading provider of digital retailing software tools to the automotive industry, enabling dealers to desk deals, create website specials and respond to customer inquiries faster, easier and more accurately. Founded in 2011 by a third-generation dealer, DealerScience’s software solutions automate high-impact, high-effort tasks and are available to car dealerships across the United States. DealerScience is headquartered in Boston, Massachusetts and currently has 28 employees.

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